AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 25, 2000
                                                       REGISTRATION NO.

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         ALLIANCE FINANCIAL CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


              NEW YORK                                       16-1276885
   ---------------------------------                   ----------------------
     (State or other jurisdiction                         (I.R.S. Employer
   of incorporation or organization)                      Identification No.)


     65 MAIN STREET, CORTLAND, NEW YORK                          13045
     ---------------------------------------                  ----------
     (Address of Principal Executive Offices                  (zip code)


    ALLIANCE FINANCIAL CORPORATION 1998 LONG TERM INCENTIVE COMPENSATION PLAN
    -------------------------------------------------------------------------
                            (Full title of the plan)


                   DAVID R. ALVORD, CO-CHIEF EXECUTIVE OFFICER
                    65 MAIN STREET, CORTLAND, NEW YORK 13045
                   --------------------------------------------
                      (Name, address of agent for service)


                                 (607) 756-2831
         -------------------------------------------------------------
         (Telephone number, including area code, of agent for service)

                                             CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                         Proposed                Proposed
Title of Securities             Amount to be         Maximum Offering       Maximum Aggregate            Amount of
to be Registered                 Registered          Price per share*         Offering price*        Registration Fee
------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00
par value per share .......       400,000                 $21.50              $8,600,000                 $2,270.40
                                   shares
========================================================================================================================

* Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee and based upon the average high and low prices reported by the Nasdaq National Market on January 21, 2000.


                            Exbibit Index on page 6.

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by Alliance Financial Corporation (the "Company") (Exchange Act File No. 0-15366) with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference and made a part hereof:

     (a) Annual Report on Form 10-K for the year ended December 31, 1998, filed with the Commission on March 26, 1999;

     (b) Quarterly Reports on Forms 10-Q for the quarterly periods ended March 31, 1999, June 30, 1999 and September 30, 1999, filed with the Commission on May 17, 1999, August 13, 1999 and November 12, 1999, respectively;

     (c) Periodic Report on Form 8-K, filed with the Commission on July 21, 1999; and

     (d) The descriptions of the Company's Common Stock contained in the Company's registration statements filed under section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such descriptions.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

NEW YORK BUSINESS CORPORATION LAW

     Under the New York Business Corporation Law ("NYBCL"), a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, if such director or officer acted in good faith, for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to, the best interests of the corporation, and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, any indemnification under the NYBCL pursuant to the above paragraph may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by (i) the disinterested directors if a quorum is available, (ii) the board upon the written opinion of independent legal counsel or (iii) the stockholders.

     The indemnification described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or bylaws or when authorized by (i) such certificate of incorporation or bylaws; (ii) a resolution of stockholders, (iii) a resolution of directors or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     The foregoing statement is qualified in its entirety by reference to Sections 715, 717, and 721 through 725 of the NYBCL.

BYLAWS

     The Company's Bylaws provide that the Company shall, to the fullest extent permitted by the NYBCL, indemnify any person who was or is made or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of the Company or of any of its subsidiaries. The Bylaws also provide that in all situations in which indemnification is not mandatory as described in the preceding sentence, the Company may, to the fullest extent permitted by the NYBCL, indemnify any person whom it is empowered to indemnify pursuant to the NYBCL.

AGREEMENT AND PLAN OF REORGANIZATION

     The Company is the result of the merger of Oneida Valley Bancshares, Inc. ("Oneida Valley") with and into Cortland First Financial Corporation ("Cortland First") pursuant to the terms of an Agreement and Plan of Reorganization dated as of July 10, 1999. Section 4.13 of the Agreement and Plan of Reorganization provides as follows:

          (a) From and after the Effective Date, [the Company] shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Date, an officer or director of either [Oneida Valley or Cortland First] or any of their respective subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of [the Company], which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each, a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of either [Oneida Valley or Cortland First] or any of their respective subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring before the Effective Date (including without limitation the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or at or after, the Effective Date (the "Indemnified Liabilities"), to the fullest extent permitted under applicable state or federal law in effect as of the date hereof or as amended applicable to a time before the Effective Date and under [Oneida Valley's or Cortland First's] governing corporate documents, and [the Company] shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or federal law in effect as of the date hereof or as amended applicable to a time before the Effective Date upon receipt of any undertaking required by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 4.13(a), upon learning of any Claim, shall notify [the Company] (but the failure so to notify [the Company] shall not relieve it from any liability which it may have under this Section 4.13(a), except to the extent such failure materially prejudices [the Company]) and shall deliver to [the Company] the undertaking, if any, required by applicable law. [the Company] shall ensure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in [Oneida Valley's or Cortland First's] governing corporation documents, as in effect as of the date hereof, or allowed under applicable state or federal law as in effect as of the date hereof or as amended applicable to a time before the Effective Date, with respect to claims or liabilities arising from facts or events existing or occurring before the Effective Date (including without limitation, the transactions contemplated hereby), shall survive the Merger. In the event of any such Claim (whether arising before or after the Effective Date), (1) [the Company] shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption [the Company] shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if [the Company] elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between [the Company] and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and [the Company] shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties,
     (2) [the Company] shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received, (3) [the Company] shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) [the Company] shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

          (b) From and after the Effective Date, the directors, officers and employees of [Oneida Valley and Cortland First] or any of their respective subsidiaries who become directors or officers of [the Company] or any of its subsidiaries, except for the indemnification rights provided pursuant to any indemnification agreements between [Cortland First and Oneida Valley] and their respective directors and as set forth in paragraph (a) of this Section 4.13, shall have indemnification rights having prospective application only. The prospective indemnification rights shall consist of such rights to which directors and officers of [the Company] and its subsidiaries are entitled under the provisions of the governing corporation documents of [the Company] and its subsidiaries, as in effect from time to time after the Effective Date, as applicable, and provisions of applicable state and federal law as in effect from time to time after the Effective Date.

          (c) For a period of six years from and after the Effective Date, [the Company] shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by [Oneida Valley] (provided that [the Company] may substitute therefor policies from financially capable insurers of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to Claims arising from facts or events which occurred before the Effective Date. Following consummation of the Merger, the directors and officers of [the Company] shall be covered by the directors' and officers' liability insurance maintained by [the Company].

          (d) The obligations of [the Company] provided under paragraphs (a),
     (b) and (c) of this Section 4.13 are intended to be enforceable against [the Company] directly by the

     Indemnified Parties and shall be binding on all respective successors and permitted assigns of [the Company].

          (e) In the event [the Company] or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of [the Company] shall assume the obligations set forth in this
     Section 4.13.

          (f) As a condition to receiving indemnification under this Section 4.13, the party claiming indemnification shall assign, by separate writing, to [the Company] all right, title and interest to and in proceeds of any insurance maintained or provided by [Oneida Valley or Cortland First] or any of their respective affiliates for the benefits of the claiming party, to the extent of indemnification actually received from [the Company] hereunder and shall send such notices as [the Company] may reasonably request under any applicable directors' and officers' liability or blanket bond insurance coverage to preserve claims of which the claiming party is aware.

          (g) No person shall be entitled to indemnification under this Section
     4.13 if such person is seeking indemnification based on a claim (other than a claim arising as a supplier to, customer of or borrower from [Cortland First, First National Bank of Cortland, Oneida Valley or Oneida Valley National Bank]) brought by such person or by an entity of which such person is a general partner, executive officer, director, trustee, beneficiary or controlling person unless such person has waived any right to participate in any damage or other award to such claiming party or other entity in any such action, suit or proceeding."

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8. EXHIBITS.

     5.1 Opinion of Bond, Schoeneck & King, LLP as to the validity of certain shares being registered.

     23.1 Consent of PricewaterhouseCoopers LLP

     23.2 Consent of Bond, Schoeneck & King, LLP (included in Exhibit 5.1).

     24.1 Power of Attorney (included at page 8 of this Registration Statement).

ITEM 9. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          1. (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          2. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
               Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cortland, New York on the 18th day of January, 2000.

                                   ALLIANCE FINANCIAL CORPORATION

                                   By: /s/ David R. Alvord
                                       --------------------------
                                           David R. Alvord
                                           Co-Chief Executive Officer

     Each person whose signature appears below hereby authorizes David R. Alvord, as attorney-in-fact, to execute in the name of such person and to file this registration statement (including any changes that he may deem necessary or appropriate) and any amendments, including post-effective amendments, hereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature                                         Title                           Date
       ---------                                         -----                           ----
/s/ DAVID R. ALVORD                    Co-Chief Executive Officer and Director     January 18, 2000
-----------------------------------          (Principal Executive Officer)
    David R. Alvord

/s/ JOHN C. MOTT                       Co-Chief Executive Officer and Director     January 18, 2000
-----------------------------------          (Principal Executive Officer)
    John C. Mott

/s/ DAVID P. KERSHAW                    Treasurer, Chief Financial Officer and     January 18, 2000
-----------------------------------        Director (Principal Financial and
    David P. Kershaw                           Accounting Officer)

/s/ DONALD S. AMES                                      Director                   January 18, 2000
-----------------------------------
    Donald S. Ames

/s/ JOHN W. BAILEY                                      Director                   January 18, 2000
-----------------------------------
    John W. Bailey

/s/ MARY ALICE BELLARDINI                               Director                   January 18, 2000
-----------------------------------
    Mary Alice Bellardini

/s/ JOHN H. BUCK                                        Director                   January 18, 2000
-----------------------------------
    John H. Buck

/s/ DONALD H. DEW                                       Director                   January 18, 2000
-----------------------------------
    Donald H. Dew



       Signature                                         Title                           Date
       ---------                                         -----                           ----
/s/ PETER M. DUNN                                       Director                   January 18, 2000
-----------------------------------
    Peter M. Dunn

/s/ ROBERT H. FEARON, JR                                Director                   January 18, 2000
-----------------------------------
    Robert H. Fearon, Jr

/s/ ROBERT H. KUIPER                                    Director                   January 18, 2000
-----------------------------------
    Robert H. Kuiper

/s/ SAMUEL J. LANZAFAME                                 Director                   January 18, 2000
-----------------------------------
    Samuel J. Lanzafame

/s/ ROBERT M. LOVELL                                    Director                   January 18, 2000
-----------------------------------
    Robert M. Lovell

/s/ GARRISON A. MARSTED                                 Director                   January 18, 2000
-----------------------------------
    Garrison A. Marsted

/s/ HARRY D. NEWCOMB                                    Director                   January 18, 2000
-----------------------------------
    Harry D. Newcomb

/s/ CHARLES E. SHAFER                                   Director                   January 18, 2000
-----------------------------------
    Charles E. Shafer

/s/ RICHARD J. SHAY                                     Director                   January 18, 2000
-----------------------------------
    Richard J. Shay

/s/ RICHARD G. SMITH                                    Director                   January 18, 2000
-----------------------------------
    Richard G. Smith

/s/ CHARLES H. SPAULDING                                Director                   January 18, 2000
-----------------------------------
    Charles H. Spaulding

/s/ DAVID J. TAYLOR                                     Director                   January 18, 2000
-----------------------------------
    David J. Taylor

/s/ EDWARD W. THOMA                                     Director                   January 18, 2000
-----------------------------------
    Edward W. Thoma

/s/ STUART E. YOUNG                                     Director                   January 18, 2000
-----------------------------------
    Stuart E. Young
